Exhibit 99.1

Poniard Pharmaceuticals Reports Third Quarter 2007

Financial Results and Corporate Update

South San Francisco, Calif. (November 1, 2007) - Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the quarter ended September 30, 2007.  The Company will host a conference call today at 5:00 p.m. Eastern time to provide a corporate update.

“Over the last several months, Poniard has continued to execute on its strategy of developing picoplatin as a platform product and studying it in multiple indications, combinations and formulations.  We have achieved several significant clinical milestones in our picoplatin development program with the initiation of our pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial in small cell lung cancer under a Special Protocol Assessment and the initiation of two Phase 2 trials — in metastatic colorectal and hormone-refractory prostate cancer,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “We also achieved two regulatory milestones with the receipt of fast track designation in the U.S. and a positive recommendation for orphan medicinal product designation in the E.U. by the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) for picoplatin for the treatment of small cell lung cancer.  We have made important progress in getting a majority of our clinical sites up and running for the SPEAR trial.  Our Phase 1 trial of oral picoplatin is progressing and we anticipate announcing initial results this quarter.”

Third Quarter and Recent Highlights

•                  Initiated a randomized Phase 2 clinical trial of intravenous picoplatin for the first-line treatment of metastatic colorectal cancer.  The trial is evaluating whether picoplatin given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen demonstrates equivalent or better efficacy than oxaliplatin in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen without the substantial neurotoxicity associated with oxaliplatin.

•                  Received a positive recommendation for orphan medicinal product designation from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) for picoplatin for the treatment of small cell lung cancer (SCLC).

•                  Initiated a Phase 2 clinical trial of intravenous picoplatin in combination with docetaxel (Taxotere®) and prednisone in patients with metastatic hormone-refractory prostate cancer.  This multi-center, open-label, single-arm trial is designed to generate proof-of-concept data demonstrating that picoplatin has improved efficacy when combined with docetaxel and prednisone compared to that seen with docetaxel and prednisone alone and to enable a Phase 3 trial.

•                  Presented updated results from an on-going Phase 2 clinical trial of picoplatin in patients with recurrent SCLC who relapsed within six months of first-line therapy during a poster discussion session at the International Association for the Study of Lung Cancer’s 12th World Conference on Lung Cancer in Seoul, Korea.  The results confirmed and extended a median overall survival of 27 weeks.

•                  Received fast track designation from the U.S. Food and Drug Administration for picoplatin for the second-line treatment of refractory or resistant SCLC.

•                  Announced an upgrade of the Company’s common stock listing to the NASDAQ Global Market.

Third Quarter 2007 Unaudited Financial Results

The Company reported a net loss of $7.0 million ($0.20 diluted loss per share on a loss applicable to common shares of $7.1 million) for the third quarter of 2007, compared to a net loss of $4.9 million ($0.22 diluted loss per share on a loss applicable to common shares of $5.0 million) for the same period in 2006.  The Company reported a net loss of $23.2 million ($0.80 diluted loss per share on a loss applicable to common shares of $23.6 million) for the nine months ended September 30, 2007, compared to a net loss of $17.2 million ($1.13 diluted loss per share on a loss applicable to common shares of $17.5 million) for the nine months ended September 30, 2006.  There was no revenue for the three and nine months ended September 30, 2007 and 2006.

Total operating expenses for the third quarter of 2007 increased 41 percent to $7.9 million, from $5.6 million for the third quarter of 2006 and increased 69 percent to $24.9 million for the nine months ended September 30, 2007, from $14.8 million for the same period in 2006.

Research and development (R&D) expenses increased 50 percent to $5.1 million for the third quarter of 2007, from $3.4 million for the third quarter of 2006 and increased 79 percent to $16.3 million for the nine months ended September 30, 2007, from $9.1 million for the same period in 2006.  The increase in R&D expenses for both the quarter and nine months ended September 30, 2007, resulted primarily from increased clinical costs associated with the Phase 3 trial of picoplatin in SCLC, the Phase 1 trial of the oral formulation of picoplatin, and increased costs of picoplatin active ingredient and finished drug product in support of all of the Company’s clinical programs.

General and administrative (G&A) expenses increased 28 percent to $2.8 million for the third quarter of 2007, compared with $2.2 million for the third quarter of 2006, and increased 51 percent to $8.6 million for the nine months ended September 30, 2007, from $5.7 million for the same period in 2006.  The increase in G&A costs for the quarter and nine months ended September 30, 2007, was due primarily to increased stock-based compensation expense, increased personnel costs and increased G&A portion of shared facilities expense.

Cash and investment securities as of September 30, 2007, were $97.1 million, compared with $53.7 million at December 31, 2006.  Management believes that existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

Conference Call Details

To participate in the live call by telephone, please dial 877-419-6600 from the U.S. or 1-719-325-4873 internationally.  In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at www.poniard.com.  A replay will also be available online for seven days following the live presentation.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations.  Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancer, as well as a clinical trial of oral picoplatin in solid tumors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s operations and financial condition, business objectives and strategic goals, drug development plans, and the efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.
Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

650-745-4425

bdoherty@poniard.com

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	5,050	3,369	16,362	9,135
General and administrative	2,806	2,186	8,584	5,703
Realized gain on equipment disposal	—	—	—	(73)
Total operating expenses	7,856	5,555	24,946	14,765
Loss from operations	(7,856)	(5,555)	(24,946)	(14,765)
Other income (expense), net	897	669	1,730	(2,408)
Net loss	(6,959)	(4,886)	(23,216)	(17,173)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(7,084)	$(5,011)	$(23,591)	$(17,548)

Loss per share:
Basic and diluted	$(0.20)	$(0.22)	$(0.80)	$(1.13)

Shares used in calculation of loss per share:
Basic and diluted	34,657	22,805	29,449	15,546

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS:
Cash and investment securities	$97,096	$53,710
Cash - restricted	281	136
Facilities and equipment, net	1,174	525
Assets held for sale	2,624	2,624
Licensed products, net	10,325	11,236
Other assets	1,467	836
Total assets	$112,967	$69,067

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities	$8,650	$12,201
Long term liabilities	7,483	9,975
Shareholders' equity	96,834	46,891
Total liabilities and shareholders' equity	$112,967	$69,067